Exhibit 8.1

January 16, 2019

Denbury Resources Inc.

5320 Legacy Drive,

Plano, Texas 75024

Re:	Denbury Resources Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Denbury Resource Inc., a Delaware corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of October 28, 2018 (as amended and supplemented through the date hereof, the “Agreement”),1 by and among Parent, Penn Virginia Corporation, a Virginia corporation (“Company”), Dragon Merger Sub Inc., a Virginia corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and DR Sub LLC, a Virginia limited liability company and direct wholly-owned subsidiary of Parent (“LLC Sub”). Pursuant to the Agreement, (i) Merger Sub will merge (the “Merger”) with and into Company, with Company surviving as the Surviving Corporation and (ii) immediately following the Effective Time of the Merger, the Surviving Corporation will merge (the “LLC Sub Merger” and, together with the Merger, the “Integrated Mergers”) with and into LLC Sub, with LLC Sub continuing as the surviving entity. This letter is being delivered in connection with the registration statement on Form S-4 (File No. 333-228935) initially filed by Parent on December 20, 2018, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement (as amended through the date hereof, the “Registration Statement”).

We hereby confirm that, subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Integrated Mergers – U.S. Federal Income Tax Consequences of the Integrated Mergers to U.S. Holders” sets forth our opinion as to the material U.S. federal income tax consequences of the Integrated Mergers to the U.S. holders of Company common stock (the “Opinion”).

In providing the Opinion, we have assumed that (i) the Merger and the LLC Sub Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting the Opinion will be waived by any party), (ii) all of the information, facts, statements, representations and covenants set forth in the Agreement and the Registration Statement are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time and the effective time of the LLC Sub Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the effective time of the LLC Sub Merger, (iii) original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof, (iv) any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time and the effective time of the LLC Sub Merger, in each case without such qualification, (v) the Parent Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Parent and the Company Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Company, in each case in a substantially similar form that is acceptable to us, and (vi) Parent, Company and their respective subsidiaries will treat the Integrated Mergers for U.S. federal income tax purposes in a manner consistent with the Opinion, and Parent, Merger Sub, LLC Sub, and Company have complied with, and, if applicable, will continue to comply with, the covenants contained in the Agreement and the Registration Statement. If any of the assumptions described above are untrue for any reason or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, the Opinion may be adversely affected.

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Denbury Resources Inc. January 16, 2019 Page 2

The Opinion is based on current provisions of the Internal Revenue Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (both private and public), case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which the Opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Integrated Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the Opinion. We assume no responsibility to inform you of any such change that may occur or come to our attention. No opinion should be inferred as to any other tax consequences of the Integrated Mergers, including the tax consequences of the Integrated Mergers under U.S. state or local or non-U.S. law, or with respect to other areas of U.S. federal taxation.

The Opinion is rendered only to Parent and is solely for Parent’s use in connection with the consummation of the Merger upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference therein to us under the heading “Tax Opinions.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP